UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported) December 29, 1997
                                                          -----------------





                                   EG&G, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)






      Massachusetts               1-5075                 04-2052042
      -------------               ------                 ----------
    (State or other      (Commission File Number)    (IRS Employer
     jurisdiction of                                 Identification No.)
     incorporation)



    45 William Street, Wellesley, Massachusetts              02181
    -------------------------------------------              -----
    (Address of principal executive offices)               (Zip Code)





                              (781) 237-5100
                              --------------
           (Registrant's telephone number, including area code)



                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events

On December 29, 1997, the Company announced that it has entered into an agreement to sell Rotron, Inc., its Woodstock, New York-based division, for approximately $103 million to AMETEK, Inc, Paoli, Pennsylvania. The transaction, which is subject to routine closing requirements, is expected to be completed in early 1998.

Rotron is a leading manufacturer of fans, blowers and motors and other components, primarily used for heating and cooling airplanes, trains and buses. The company also supplies air moving systems to government agencies, such as the Department of Defense. Rotron's 1997 sales are expected to be approximately $70 million.

Rotron is one of several units being sold by EG&G as part of its strategy to focus resources upon larger business units better positioned to take advantage of growing demand for the Company's security screening, medical diagnostics, micromachined sensors, and aerospace and engineered products.

In addition to Woodstock, Rotron has an operation in Saugerties, New York.

AMETEK is a leading global manufacturer of electrical and electronic products and materials engineered for niche markets. Operations are in North America, Europe, and Asia; about one-third of its sales are to markets outside the United States. Sales from continuing operations reached $800 million in 1996.

EG&G, Inc. is a global technology company that provides complete systems, as well as components, to automotive, medical, aerospace, photography and other industries, and delivers skilled support services to government and industrial customers. Based in Wellesley, Massachusetts, EG&G has annual sales of more than $1.4 billion and more than 14,000 employees worldwide.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        EG&G, Inc.


                                        By /s/ John F. Alexander, II
                                           ----------------------------
                                           Senior Vice President and
                                           Chief Financial Officer
                                           (Principal Financial Officer)


Date: January 5, 1998
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